Exhibit 10.1

EXCLUSIVE LICENSE AGREEMENT

This License Agreement (the “Agreement”) is entered into by and between University of Maryland, Baltimore County, having an address of 1000 Hilltop Circle, Baltimore, Maryland 21250, a public agency and instrumentality of the State of Maryland (hereinafter referred to as “UMBC”); and BriaCell Therapeutics Corp., a corporation having its principal place of business at 2929 Arch Street, 3rd Floor, Philadelphia, PA 19104 (hereinafter referred to as “Licensee”).

WITNESSETH:

WHEREAS, valuable invention entitled Soluble CD80 as a Therapeutic to Reverse Immune Suppression in Cancer Patients (UMBC Ref. No. 2649SR) (hereinafter referred to as the “Invention”) was developed during the course of research conducted by Suzanne Ostrand-Rosenberg (hereinafter, referred to as the “Inventor”); while an employee, student, or postdoctoral fellow of UMBC; and

WHEREAS, UMBC exclusively owns all rights, title and interest in the Inventions and the Patent Rights, with the exception of certain rights retained by the United States Government; and

WHEREAS, Licensee has submitted a business plan indicating Licensee’s strategies to develop and commercialize the technology and UMBC has determined, based upon such business plan, that granting a license to its rights in the Invention to Licensee is a benefit to the public; and

WHEREAS, Licensee desires to obtain a license to use the Invention as herein provided and commits to use commercially reasonable efforts and resources to commercially develop, manufacture, use and distribute products throughout the Licensed Field; and

WHEREAS, Licensee enters into this Agreement with UMBC, under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1: DEFINITIONS

All references to particular Exhibits and Articles shall mean the Exhibits to, and Articles of, this Agreement, unless otherwise specified. For the purposes of this Agreement and the Exhibits hereto, the following words and phrases shall have the following meanings:

1.1.1	“Affiliate” as used herein in either singular or plural shall mean every entity, corporation, company, partnership, or joint venture, which controls, or through one or more intermediaries, is directly or indirectly controlled by, or is under common control with Licensee. An entity is deemed to be in control of another corporation or entity if (a) it owns or directly or indirectly controls at least 50% of the voting stock of the other corporation or (b) in the absence of ownership of at least 50% of the voting stock of a corporation, or in the case of a non-corporate entity, if it possesses directly or indirectly, the power to direct or cause the direction of the management and policies of such entity or (c) in any country where the local law does not permit foreign equity participation of at least fifty percent (50%), then an “Affiliate” includes any company in which Licensee owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

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1.1.2	“Agreement” or “License Agreement” means this Agreement, including all Exhibits attached to this Agreement.

1.1.3	“Assignment” means an agreement between Licensee and a third party for the third party to assume the obligations of Licensee under this Agreement and to become the master licensee in place of Licensee under this Agreement.

1.1.4	[intentionally left blank]

1.1.5	“Commercially Reasonable Efforts” means with respect to the commercialization of a Licensed Product, efforts that are consistent with those utilized by companies of size and type similar to Licensee (or, if applicable, a Sublicensee), for products with similar commercial potential at a similar stage, taking into consideration their cost to develop, the competitiveness of alternative products, the nature and extent of their market exclusivity, the likelihood of regulatory approval, their profitability, and all other relevant factors.

1.1.6	“Combination Product” means any product comprised of a combination of (a) a Licensed Product (as described below) and (b) any active ingredient(s), device(s), delivery system(s) or other technology(ies) for which rights are not included in the license granted under this Agreement but, with respect to the items in (b), may each or collectively form the basis for a separately saleable product (“Independent Subproduct”)

1.1.7	“Compulsory Royalty” shall have the meaning set forth in Article 3.9.

1.1.8	“Confidential Information” means any information disclosed by one party to the other party that is identified as confidential at the time of disclosure, including information consisting of data; research results; technology; software; materials; patents; copyrighted works; know- how; business or product plans; marketing, sales or other financial information; Progress Reports; and Royalty Reports.

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1.1.9	“Deferral Period” shall mean the period from the Effective Date until the earlier of (i) the sale of all or substantially all of the assets of the Licensee (or that portion of its assets related to the subject matter of this Agreement) or (ii) within six (6) months following the Effective Date.

1.1.10	“Exchange Consideration” shall have the meaning as set forth in Article 3.6.

1.1.11	“Effective Date” shall mean the date the last party hereto has executed this Agreement.

1.1.12	“FDA” means the United States Food and Drug Administration, or a successor federal agency thereto in the United States.

1.1.13	“First Commercial Sale” shall mean the first transfer by a Licensee, Affiliated Company or Sublicensee of a Licensed Product for value.

1.1.14	“Independent Subproduct” shall have the meaning set forth in Article 1.1.6.

1.1.15	“Improvement” shall mean an invention which: (1) is made after the Effective Date; (2) is directly related to the Patent Rights, but is not included within the definition of Patent Rights; (3) is or may be patentable or otherwise protected or protectable under law as intellectual property; and (4) is not otherwise included in the definition of Licensed Product. For clarity, an invention will ot be a Improvement if it is covered by the definition of Licensed Product.

1.1.16	“Licensed Field” shall mean the practice of the Patent Rights in all fields.

1.1.17	“Licensed Product” as used herein in either singular or plural shall mean: (a) any process or method that is covered in whole or in part by a Valid Claim (a “Patent- Based Process”); or (b) any material, composition, device, or other product or product part that is covered by a Valid Claim (a “Patent-Based Product”); (c) or is made by using a Patent-Based Process; or (d) is employed to practice a Patent- Based Process; the manufacture, use, practice, performance or sale of which would constitute, but for the license granted to Licensee pursuant to this Agreement, an infringement of a Valid Claim (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe).

1.1.18	“Licensed Territory” means worldwide.

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1.1.19	“Net Sales” means the total invoiced sales price for Licensed Products sold by Licensee or an Affiliate less (a) sales taxes or other taxes (other than income taxes), (b) shipping and insurance charges, (c) actual allowances, rebates, credits, or refunds for returned or defective goods, (d) trade, quantity, and other discounts, retroactive price reductions, or other allowances actually allowed or granted from the billed amount and taken, (e) rebates, credits, and chargeback payments (or the equivalent thereof) granted to managed health care organizations, wholesalers, or to federal, state/provincial, local and other governments, including their agencies, purchasers, and/or reimbursers, or to trade customers, and (f) any import or export duties, tariffs, or similar charges incurred with respect to the import or export of Licensed Products into or out of any country in the Licensed Territory. Licensed Products will be considered sold when paid for. Notwithstanding the foregoing, Net Sales shall not include, and shall be deemed zero with respect to, (i) the distribution of reasonable quantities of promotional samples of Licensed Products, (ii) Licensed Products provided for research, charitable, or compassionate use purposes, or (iii) Licensed Products provided to a Sublicensee under an agreement in which Licensee (or an Affiliate) shall be receiving royalties or other consideration upon which Licensee must pay certain amounts to UMBC under Article 3.6, subject to limitation for some specific technologies/circumstances.

In the case of discounts on “bundles” of separate products or services which include Licensed Products, Licensee or Affiliates may discount the bona fide list price of a Licensed Product by the average percentage discount of all products of Licensee and/or Affiliates in a particular “bundle”, calculated as follows: Average percentage discount on a particular “bundle” = [1 - (X/Y)] x 100 where X equals the total discounted price of a particular “bundle” of products, and Y equals the sum of the undiscounted bona fide list prices of each unit of every product in such “bundle”. Licensee (or Affiliates) shall provide University documentation reasonably supporting such average discount with respect to each “bundle.” If a Licensed Product in a “bundle” is not sold separately, and no bona fide list price exists for such Licensed Product, Licensee and University shall negotiate in good faith a reasonable imputed list price for such Licensed Product and Net Sales with respect thereto shall be based on such imputed list price.

1.1.20	[intentionally left blank]

1.1.21	“Patent Rights” shall mean the patent applications attached hereto as “Exhibit A” and the invention disclosed and claimed therein owned or controlled by UMBC, and continuing applications thereof including any continuations, continuations-in-part, divisionals, provisionals, continued prosecution applications, substitutions, extensions and term restorations, registrations, confirmations, re-examinations, renewals, or reissues of any of the foregoing; and any corresponding foreign patent applications, and any patents, patents of addition, or other equivalent foreign patent rights issuing, granted or registered thereon. Continuations-in-part shall only be included in Patent Rights to the extent UMBC has the right to provide such rights to Licensee.

1.1.22	“Patent Costs” are all costs of prosecuting and maintaining any Patent Rights, including attorneys’ fees or costs paid or incurred, and expenses paid or incurred for filing, maintenance, annuities, translation, or other costs directly related to prosecution and protection.

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1.1.23	“Research Collaborators” means Government Agencies, Research Sponsors, Academic institutions, including University System of Maryland.

1.1.24	“Sublicensee” as used herein in either singular or plural shall mean any person or entity to which rights are granted by Licensee (or an Affiliate) with respect to the Patent Rights. “Sublicensee” shall also include any third party to whom such rights are granted through further sublicense by a Sublicensee.

1.1.25	“Sublicensing Revenue” means any consideration actually received by Licensee or an Affiliate from a third party as consideration for the grant of rights to Patent Rights (net of any tax or similar withholding obligations imposed by any tax or other government authority(ies) that are not reasonably recoverable by Licensee). Sublicensing Revenue includes, but is not limited to, upfront fees, license maintenance fees, and milestone payments, or other payments, including the fair market value of any non-cash consideration, received by Licensee in consideration for any rights granted to Patent Rights under a sublicense agreement, and excludes (i) Sublicensing Royalty Revenue, (ii) purchases of equity or debt of Licensee or any Affiliate, (iii) fair market value payments made in connection with research and development agreements, joint ventures, partnerships or collaboration agreements where Licensee or an Affiliate is obligated to perform research and development of any Licensed Product(s), (iv) the grant to Licensee of intellectual property rights related to the technology described in the Patent Rights, and (v) other payments made by a Sublicensee as consideration for Licensee’s or an Affiliate’s performance of services or provision of goods, provided such services or goods are not Licensed Products or, if such services or goods are Licensed Products, (a) the provision of such services or goods results in Net Sales pursuant to which a royalty is payable under Article 3.4 or (b) the provision of such services or goods constitutes one or more of the following: (1) the distribution of reasonable quantities of promotional samples of Licensed Products or (2) the provision of Licensed Products for research, charitable, or compassionate use purposes.

1.1.26	“Sublicensing Royalty Revenue” means sales-based royalties, sales milestone payments, other payments calculated on the basis of sales, and minimum sales royalties actually received by Licensee or its Affiliate from a third party as consideration for the grant of rights to Patent Rights (net of any tax or similar withholding obligations imposed by any tax or other government authority(ies) that are not reasonably recoverable by Licensee).

1.1.27	“Term” means the period of time beginning on the Effective Date and ending on the expiration date of the longest-lived Patent Rights.

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1.1.28	“Third Party Royalties” means any royalties Licensee owes to one or more third parties pursuant to one or more licenses to intellectual property rights entered into by Licensee to avoid infringement of such rights by the practice of the Patent Rights in the manufacture, use, or sale of any Licensed Product, or to avoid infringement-related litigation with respect to the practice of the Patent Rights, as determined by Licensee in its reasonable discretion.

1.1.29	“Valid Claim” means any issued, unexpired or pending claim contained in the Patent Rights that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction from which no further appeal can be taken, and that has not been explicitly disclaimed, or admitted by University in writing to be invalid or unenforceable or of a scope not covering Licensed Products through reissue, disclaimer or otherwise.

ARTICLE 2: GRANT OF LICENSE

2.1 Grant to Licensee.

Subject to compliance with this Agreement, and subject to receipts of payments, UMBC grants to Licensee and its Affiliates to the extent of the Licensed Territory an exclusive license under Patent Rights to practice, develop, manufacture, use, make, sell, have made, have sold, offer for sale and import Licensed Products in the Licensed Field, with the right to sublicense as set forth in Article 2.2, subject to all the terms and conditions of this Agreement.

2.2 Sublicense.

2.2.1 The Licensee may sublicense any and all rights licensed hereunder to third parties during the Term of Agreement, but such right is subject to University’s approval, which shall not be unreasonably withheld. Licensee shall notify in writing and provide UMBC with a copy of the proposed Sublicense Agreement. Each Sublicense Agreement shall be consistent with the terms and conditions of this Agreement.

2.2.2 Licensee is responsible for collecting and guaranteeing payment of all payments due, directly or indirectly, to UMBC from Sublicensee and summarizing and delivering all reports due, directly or indirectly, to UMBC from Sublicensee. In no case, however, will UMBC be bound by duties and obligations contained in any Sublicense that extends beyond the duties and obligations of UMBC set forth in this Agreement.

2.2.3 If any Sublicensee exercises rights under this Agreement, such shall be bound by all terms and conditions of this Agreement, including but not limited to indemnity and insurance provisions and royalty payments. In addition, Licensee shall remain fully liable to UMBC for all acts and obligations of Sublicensee such that acts of the Sublicensee shall be considered acts of the Licensee.

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2.2.4 Licensee shall not grant sublicenses to the rights granted hereunder for no consideration or solely in exchange for the grant to Licensee of intellectual property rights unrelated to the technology described in the Patent Rights, without the prior written consent of the University. For the avoidance of doubt, the requirements of this Article 2.2.4 forbid Licensee from sublicensing the Patent Rights as part of a cross-license agreement or as part of a settlement agreement without University’s prior written consent after full disclosure of the entire transaction contemplated by Licensee that in any way involves the Patent Rights.

2.2.5 Licensee and its Sublicensees may grant to a third party a royalty-free sublicense solely for the purpose of conducting research and/or development activity associated with the use of Licensed Products as may be required by the Food and Drug Administration (FDA) or other governmental regulatory agency from time to time (collectively “Research Trials”). This grant is limited to the duration of and activities associated with any Research Trials. University pre-approval is not required for sublicenses of this type.

2.3 Reservation of Rights.

2.3.1 UMBC retains on behalf of itself and any Research Collaborators the rights to practice under the Patent Rights and to make and use Licensed Product(s) on a royalty- free basis for its own internal research, public service, scholarly use, patient care incidental to the foregoing, teaching, training, and educational purposes, including sponsored research and collaborations. UMBC shall require Research Collaborators to abide by the terms, conditions, and limitations of this Agreement. Subject to the rights of a third party which collaborates on or sponsors research at UMBC which results in an Improvement, UMBC hereby grants Licensee an exclusive first option to obtain an exclusive license to UMBC’s rights to any Improvement. Licensee may exercise the option by giving written notice to UMBC wthin 60 days after Licensee receives written notice from UMBC of the Improvement.

2.3.2 UMBC’s use and any Research Collaborator’s use of such reserved rights shall not include any human use or clinical administration without prior written approval from Licensee, such approval not to be unreasonably withheld.

2.3.3 UMBC shall also retain the rights on behalf of itself and any Research Collaborators to disseminate and publish material and scientific findings from its research related to the Patent Rights(s) and/or Licensed Products, and to permit its personnel to do the same.

2.4 No Implied License.

Any right not expressly granted to Licensee under this Agreement is expressly reserved by UMBC. The License and the rights granted in this Agreement shall not be construed to confer any license or rights upon Licensee by implication, estoppel, or otherwise to any intellectual property, research, development, data, results or technology, including any patent, patent application, trademark, trademark application, copyright, know-how, tangible research property or other proprietary right, in whole or in part, not specifically and expressly stated in this Agreement.

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2.5 Government Rights and Requirements

The Patent Rights licensed under this Agreement may have been developed with financial or other assistance provided by the United States government. Under the provisions of 35 U.S.C. §§ 200-212 and applicable regulations of Title 37 of the Code of Federal Regulations, The United States Government is entitled, as a right: (i) to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on the behalf of the United States Government any of the Patent Rights throughout the world and (ii) to exercise march in rights on Patent Rights.

2.6 Manufacturing in the United States.

Licensee agrees to be bound by the provisions of 35 U.S.C. § 204; accordingly Licensee agrees that Licensed Products sold in the United States and subject to government rights shall be substantially manufactured in the United States. UMBC agrees to assist Licensee in requesting a waiver of this requirement from the appropriate funding agency, if one is needed.

2.7 Patent Acknowledgement.

Licensee agrees that all packaging containing individual Licensed Products sold by Licensee and Sublicensee(s) will be marked with the number of the applicable patent(s) licensed hereunder in accordance with and as permitted by each country’s patent laws.

2.8 Export Controls.

In accordance with Federal Export Laws, Licensee shall be responsible for taking any steps necessary to comply with the export, assets, and financial control regulations of the United States of America. Exports of Licensed Products may be subject to U.S. export control laws and regulations, including, without limitation, the Export Administration Regulations (15 CFR 730-774) and the International Traffic in Arms Regulations (22 CFR 120-130), and may be subject to export or import regulations in countries other than the United States. Licensee assumes all obligations and responsibility for assuring that use of the Licensed Products is in compliance with all applicable export control laws and regulations. Further, Licensee agrees to require Sublicensees to comply with said obligations and responsibility.

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ARTICLE 3: CONSIDERATION

3.1 License Issue Fee.

Waived.

3.2 Reimbursement of Past Patent Costs.

Licensee shall reimburse UMBC for all documented Patent Costs incurred prior to the Effective Date, and associated with the preparation, filing, prosecuting, issuance and maintenance of all patent applications and patents included within the Patent Rights, that are not to exceed twenty-two thousand, four hundred and forty-nine dollars and thirty cents ($ 22,449.30) (“Past Patent Costs”). See Exhibit D for documentation.

During the Deferral Period UMBC agrees to postpone collection of the Past Patent Costs. Once the Deferral Period has ended, payment will be due within thirty (30) days of receiving an invoice from UMBC.

3.3 Reimbursement of Ongoing Patent Costs.

Licensee shall reimburse UMBC for Patent Costs incurred on or after the Effective Date, within thirty (30) days of receiving an invoice from UMBC. Responsibilities for patent prosecution and maintenance are outlined in Article 5.

3.4 Earned Royalty.

Beginning on the Effective Date and continuing for the life of this Agreement, Licensee shall pay UMBC a running royalty on Net Sales of all Licensed Products in the amount indicated below:

(i) two percent (2%) on Net Sales of all Licensed Products.

Said royalties on Licensed Products shall be paid to UMBC concurrently with the submittal of Royalty Reports as provided in Article 4.3 below.

3.5 Annual License Maintenance Fee.

Licensee shall pay an Annual License Maintenance Fee to UMBC in the amount indicated in the Schedule below.

Annual License Maintenance Fee Schedule

Years	Date Due	Amount
Beginning with the 5th calendar year following the Effective Date through the 7th calendar year following the Effective Date	Each March 15th beginning on March 15, 2027 and continuing through March 15, 2029	$15,000
Beginning with the 8th calendar year following the Effective Date and each calendar year thereafter	Each March 15th beginning on March 15, 2030 and continuing throughout the term of this Agreement	$30,000

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The aforementioned Annual License Maintenance Fees shall be paid to UMBC on the dates set forth in the above table. Subsequent to the First Commercial Sale of a Licensed Product, the aforementioned Annual License Maintenance Fees shall be creditable against (Earned Royalty) Article 3.4, (Sublicensing Revenue) Article 3.6(i), and (Sublicensing Royalty Revenue) Article 3.6(ii) in the previous calendar year.

3.6 Sublicense Fees.

In respect to sublicenses granted by Licensee under Article 2.2, (i) Licensee shall pay to UMBC an amount equal to twenty-five percent (25%) of Sublicensing Revenue. Any such payment shall be made within thirty (30) days of Licensee’s receipt of Sublicensing Revenue; and (ii) Licensee shall pay to UMBC an amount equal to fifty percent (50%) of Sublicensing Royalty Revenue provided that, notwithstanding the foregoing, the total payment due UMBC under this Article 3.6(ii) with respect to Sublicensing Royalty Revenue received from a Sublicensee during any particular time period shall not, in any event, exceed an amount equal to the royalties that would have been due to UMBC with respect to the Licensed Products sold by such Sublicensee generating such Sublicensing Royalty Revenue had Licensee itself sold such Licensed Products, based on such Sublicensee’s net sales of such Licensed Products (determined in a manner substantially similar to the manner in which Net Sales are determined under this Agreement for Licensee’s sales of Licensed Products) and calculated in a manner consistent with Articles 3.4, 3.7, 3.8, and 3.9. Any such payments shall be made concurrently with the submission of Royalty Reports as set forth in Article 4.3.

Licensee shall not sell or transfer to a third party Licensee’s interest in all or a portion of any future Sublicensing Revenue and/or Sublicensing Royalty Revenue under such sublicense agreement(s) in exchange for a single cash payment or series of cash payments (the “Exchange Consideration”) without the prior written approval of UMBC, such approval not to be unreasonably withheld. In the event that UMBC approves such sale or transfer, (a) the portion of any Exchange Consideration reasonably allocated by Licensee to the value of its interest in such future Sublicensing Revenue shall be treated as Sublicensing Revenue for purposes of this Article 3.6 and (b) the portion of any such Exchange Consideration reasonably allocated by Licensee to the value of its interest in such future Sublicensing Royalty Revenue shall be treated as Sublicensing Royalty Revenue for purposes of this Article 3.6. If any portion of the Exchange Consideration has been allocated to the value of Licensee’s interest in future Sublicensing Revenue or Sublicensing Royalty Revenue, any such Sublicensing Revenue or Sublicensing Royalty Revenue shall thereafter not be included within the definitions of Sublicensing Revenue or Sublicensing Royalty Revenue originally established in Article 1.

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3.7 Royalty Stacking.

In the event that Licensee is required to pay Third Party Royalties, then Licensee may deduct an amount equal to fifty percent (50%) of any Third Party Royalties from any royalty amounts due UMBC hereunder, provided that in no event shall the royalties otherwise due UMBC be less than fifty percent (50%) of the royalties that would be payable to UMBC absent the effects of this Article 3.7. In the event that UMBC does not own all right, title, and interest in the Patent Rights, and Licensee obtains, by license(s), assignment(s), or otherwise, rights to any third party(ies)’ interest(s) in such patent applications or patents, any amounts paid by Licensee to such third party(ies) to obtain any rights in any third party interest(s) in such Patent Rights shall be treated as Third Party Royalties.

3.8 Combination Product.

If a Licensed Product is sold as part of a Combination Product, Net Sales shall be calculated by multiplying Net Sales for such Combination Product by the fraction A/(A+B) where A is the invoice price of the Licensed Product when sold separately, and B is the aggregate invoice price of the Independent Subproduct(s) in the combination when sold separately. If either the Licensed Product or the Independent Subproduct(s) is(are) not at that time sold separately, than the allocation of Net Sales shall be commercially reasonable and determined by good faith negotiation between UMBC and Licensee, based on the relative value of the Licensed Product and Independent Subproduct(s), consistent with the formula provided above.

3.9 Compulsory Licensing.

Should a compulsory license be granted, or be the subject of a possible grant, by Licensee or an Affiliate to a third party under the applicable laws, rules, regulations, guidelines, or other directives of any governmental or supranational agency in the Licensed Territory under the Patent Rights, Licensee shall notify UMBC, including any material information concerning such compulsory license, and the running royalty rates payable under Section 3.4 for sales of Licensed Products in such country will be adjusted to equal any lower royalty rate granted to such third party for such country with respect to the sales of such Licensed Products therein (the “Compulsory Royalty”).

3.10 Payment.

All fees, royalties, and other payments due to UMBC under this Agreement shall be made in United States Dollars. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made using the exchange rate published in the Wall Street Journal on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

If payments are made by check, check shall be drawn on a United States bank and shall be made payable to “The University of Maryland, Baltimore County” and sent to “Director” at the mailing address pursuant to Article 12.5 and reference Agreement No. 2022-0033.

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If Licensee is not able to pay by check and therefor elects to make payments by wire, Licensee will pay all fees associated with processing the wired payments and will follow the wire instruction provided on invoices from UMBC.

ARTICLE 4. RECORDS AND REPORTS

4.1 Records of Sales.

4.1.1 During the Term of this Agreement and for a period of three (3) years thereafter, Licensee shall keep at its principal place of business true and accurate records of all information relating to data reasonably required for the full computation and verification of sales to gross receipts, unit royalties, verification of Licensee’s calculation of amounts payable to UMBC under this Agreement, and files and books of account containing all the data reasonably required for the full computation and verification of sales and other information required in Article 3.

4.1.2 Such books and records shall be in accordance with generally accepted accounting principles consistently applied. Licensee shall permit the inspection and copying of such records, files and books of account by UMBC or its agents during regular business hours upon ten (10) business days’ written notice to Licensee. Such inspection shall not be made more than once each calendar year. All costs of such inspection and copying shall be paid by UMBC, provided that if any such inspection shall reveal an error has been made in the amount equal to five percent (5%) or more of such payment, such costs shall be borne by Licensee. Licensee shall include in any agreement with its Affiliated Companies or its Sublicensees which permits such party to make, use or sell Licensed Products, a provision requiring such party to retain records of sales of Licensed Products and other information as required in Article 4.1.1 and to permit UMBC to inspect such records as required by this Article.

4.2 Progress Report

4.2.1 A Progress Report will be due annually. Licensee shall submit the first Progress Report March 15, 2023, and shall submit a Progress Report on March 15 every year thereafter until all outstanding milestone events have been attained.

4.2.2 A Progress report shall include a summary of work completed, summary of work in progress, current Exhibit of anticipated events or milestones, market plans for introduction of Licensed Products, key management changes, number of employees, summary of any payments due under Article 3, and Licensee’s finances which may materially impact Licensee’s ability to develop Licensed Products.

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4.2.3 Progress Reports submitted when no payment is due under Article 3.5 may be sent as an attachment to UMBC’S email address: [otd@umbc.edu] and should be marked with the following title “Progress Report <Licensee Name> UMBC Agreement ref. 2022- 0033.”

4.2.4 In addition to submitting written Progress Reports, Licensee agrees to be available for periodic (no more often than monthly) meetings or teleconferences to update UMBC on Licensee’s progress to develop and commercialize Licensed Products. The meetings or teleconferences will be held at times mutually agreeable to both parties.

4.3 Royalty Report

4.3.1 Following the First Commercial Sale of a Licensed Product anywhere in the world, Licensee shall submit to UMBC semi annual royalty reports within thirty (30) days of the end of every June and December.

Each Royalty Report shall cover Licensee’s, and each Affiliate’s and Sublicensee’s most recently completed calendar biannual period and shall show:

(1)	The amount of Licensed Products sold;
(2)	The total Net Sales of such Licensed Products;
(3)	The running royalties due to UMBC as a result of Net Sales by License, Affiliated Companies, and Sublicensees;
(4)	The method used to calculate the royalties (including the Exchange Rate used as required by Article 3; and
(5)	Payment as outlined in Article 3.10, of any such royalties due shall accompany such report.

4.3.2 Licensee shall report if no sales of Licensed Products have been made and Licensee has received no Sublicense Revenue during any reporting period.

4.3.3 Royalty Reports submitted when no payment is due may be sent as an attachment to UMBC’S email address: [otd@umbc.edu] and should be marked with the following title “Royalty Report <Licensee Name> UMBC Agreement ref. 2022-0033.”

ARTICLE 5. PATENT PROSECUTION

5.1 Prosecution and Maintenance of Patent Rights.

5.1.1 UMBC shall be solely responsible for the prosecution and maintenance of all patents and patent applications specified under Patent Rights. Patent filings and prosecution shall be by counsel of UMBC’s choosing and shall be in the name of UMBC. UMBC shall keep Licensee informed as to all material developments and costs with respect to the filing, prosecution and maintenance of Licensed Patent(s) and Licensee shall keep this information confidential. Prosecution includes, but is not limited to; interferences, oppositions and any other inter partes matters originating in a patent office.

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5.1.2 Provided Licensee is in compliance with the terms of this Agreement, UMBC shall provide Licensee a reasonable opportunity, to comment and advise on patent prosecution and maintenance matters. However, UMBC shall have the right to make the final decisions for all matters associated with such prosecution and maintenance. Failure to provide authorization at least thirty (30) days before an action is due can be considered by UMBC as a Licensee decision not to authorize an action.

5.2. Foreign Patent Applications.

5.2.1 With respect to prosecution and maintenance of foreign patent applications corresponding to the U.S. Patent applications described in Exhibit A, Licensee shall notify UMBC in writing which country or countries, if any, in which Licensee desires such corresponding patent application(s) to be filed.

5.2.2 UMBC will file and prosecute a patent application in any country requested by Licensee as long as (i) Licensee is not in default of any obligations under this Agreement as of the date written notice is received by UMBC; (ii) Licensee’s written notification to UMBC is received at least thirty (30) days in advance of any filing or response deadline, or fee due date; and (iii) Licensee is in compliance with the terms and conditions of this Agreement.

5.3 Election not to file.

5.3.1 Licensee may elect not to have a patent application filed or not to pay expenses associated with prosecuting or maintaining any patent application or patent, by written notification to UMBC at least thirty (30) days in advance of any filing or response deadline, or fee due date.

5.3.2 UMBC shall use reasonable efforts to curtail further Patent Costs for such application or patent when such notice of termination is received from Licensee. However, Licensee shall reimburse UMBC for all costs incurred up to UMBC’s receipt of such notification. UMBC, in its sole discretion and at its sole expense, may continue prosecution and maintenance of said application or patent, and Licensee shall have no further license with respect thereto. Non-payment of any portion of Patent Costs due with respect to any application or patent may be deemed by UMBC as an election by Licensee to terminate its reimbursement obligations with respect to such application or patent. UMBC is not obligated at any time to file, prosecute, or maintain Patent Rights in a country, where, for that country’s patent application Licensee is not paying Patent Costs, or to file, prosecute, or maintain Patent Rights to which Licensee has terminated its license hereunder.

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ARTICLE 6. DUE DILIGENCE

6.1 Diligence and Commercialization.

6.1.1 Licensee and UMBC shall negotiate in good faith the achievement of any stated milestones by the dates or timelines outlined or established in the performance milestones as set forth in Exhibit B. The acts of Affiliates, Sublicensee(s), and third party contractors shall be deemed the acts of Licensee for purposes of satisfying this Article.

6.1.2 Licensee shall promptly notify UMBC of any substantial changes, which will materially alter or affect the timely achievement of any milestone set forth in Exhibit B. Any amendment in the performance milestones that will materially alter or affect the timely achievement of any milestone, shall require the consent and approval of UMBC, which shall not be unreasonably withheld. Licensee and UMBC shall negotiate in good faith the performance milestones in Exhibit B.

6.1.3 UMBC’s remedy with respect to Licensee’s breach of this Article or failure to achieve the above-referenced milestones shall be its right to terminate this Agreement in accordance with Article 11. Upon termination of this Agreement, UMBC at its discretion may grant Licensee a non-exclusive license under terms mutually acceptable to UMBC and Licensee.

6.1.4 Licensee has delivered to UMBC prior to execution of this Agreement a business plan, in form and substance reasonably acceptable to UMBC. A true and complete copy of the business plan is attached hereto as Exhibit C (the “Business Plan”). The Business Plan sets forth the Licensee’s plan for research and development required in order to develop Licensed Product(s), Licensee’s commercialization strategy regarding Licensed Product(s), the identified and committed management team of Licensee, and the capitalization plan for Licensee indicating sufficient access to capital to enable the Business Plan to be executed.

ARTICLE 7. ABATEMENT OF INFRINGEMENT

7.1 Notice of Infringement.

Each party will notify the other promptly in writing when any infringement by a third party is uncovered or suspected.

7.2 Infringement by third party.

In the event any rights specified under Patent Rights are infringed by a third party, Licensee, at its own expense, shall have the first right, but not obligation, to notify a third party and/or to initiate legal proceedings against third party. UMBC shall reasonably cooperate in any such litigation at Licensee’s expense. Licensee may not join UMBC in a suit initiated by Licensee without UMBC’s prior written consent. If, in a suit initiated by Licensee, UMBC is involuntarily joined other than by Licensee, Licensee will pay any costs incurred by UMBC arising out of such suit, including but not limited to, any legal fees of counsel UMBC selects, and retains to represent it in the suit.

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7.3 Dispute Resolution.

7.3.1 Licensee shall be free to enter into a settlement, consent judgment, or other voluntary disposition with respect to any such action, provided that any settlement, consent judgment or other voluntary disposition thereof which (i) materially limits the scope, validity, or enforceability of patents included in the Patent Rights or (ii) admits fault or wrongdoing on the part of UMBC must be approved by UMBC, such approval not to be unreasonably withheld.

7.3.2 Licensee’s request for such approval shall include complete copies of final settlement documents, a detailed summary of such settlement, and any other information material to such settlement. UMBC shall provide Licensee notice of its approval or denial within fifteen (15) business days of any request for such approval by Licensee, provided that (i) in the event UMBC wishes to deny such approval, such notice shall include a detailed written description of UMBC’s reasonable objections to the proposed settlement, consent judgment, or other voluntary disposition and (ii) UMBC shall be deemed to have approved of such proposed settlement, consent judgment, or other voluntary disposition in the event it fails to provide such notice within such fifteen (15) day period in accordance herewith.

7.4 Monetary damages and litigation proceedings.

7.4.1 If Licensee recovers monetary damages in the form of lost profits from a third party infringer as a remedy for the infringement of Patent Rights licensed hereunder, then Licensee shall first apply such recovery to the costs and expenses incurred in obtaining or negotiating for such recovery (including attorneys’ fees), and pay to UMBC the royalties on the remaining portion of such lost profits at the rate specified in Article 3. If Licensee recovers monetary damages in the form of a reasonable royalty as a remedy for the infringement of Patent Rights, then, after applying such royalty to the recovery of the costs and expenses incurred in obtaining or negotiating for such royalty (including attorneys’ fees), the remaining amount of any such royalty shall be treated as Sublicensing Royalty Revenue in accordance with Article 3.6.

7.4.2 If Licensee elects not to enforce any patent within the Patent Rights, then it shall so notify UMBC in writing within ninety (90) days of receiving notice that an infringement exists, and UMBC may, in its sole judgment and at its own expense, take steps to enforce any patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover, for its own account, any damages, awards or settlements resulting therefrom. In the event, UMBC institutes such suit, Licensee may not join such suit without UMBC’s consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of UMBC’s suit or any judgment rendered in that suit. If UMBC leads proceedings to abate and remedy infringement, any monetary recovery from the infringement of Licensed Patents shall belong exclusively to UMBC.

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7.4.3 The party bringing the suit will control any litigation proceedings, except that UMBC may be represented by counsel of its choice in any suit brought by Licensee.

7.4.4 If any third party claims patent infringement against Licensee, as a result of Licensee’s use of the Patent Rights, then Licensee shall promptly notify UMBC thereof in writing, setting forth the facts of such claim in reasonable detail. As between the parties to this Agreement, Licensee shall have the first and primary right and responsibility at its own expense to defend and control the defense of any such claim against Licensee, by counsel of its own choice. Licensee shall be free to enter into a settlement, consent judgment, or other voluntary disposition of any such claim, provided that any settlement, consent judgment or other voluntary disposition of any such claim that (i) materially limits the scope, validity, or enforceability of patents included in the Patent Rights or (ii) admits fault or wrongdoing on the part of UMBC must be approved by UMBC, such approval not being unreasonably withheld. Licensee’s request for such approval shall include complete copies of final settlement documents, a detailed summary of such settlement, and any other information material to such settlement. UMBC shall provide Licensee notice of its approval or denial within fifteen (15) business days of any request for such approval by Licensee, provided that (i) in the event UMBC wishes to deny such approval, such notice shall include a detailed written description of UMBC’s reasonable objections to the proposed settlement, consent judgment, or other voluntary disposition and (ii) UMBC shall be deemed to have approved of such proposed settlement, consent judgment, or other voluntary disposition in the event it fails to provide such notice within such fifteen (15) day period in accordance herewith. Any amounts paid to any third party as damages or other compensation with respect to infringement of a third party’s rights shall be treated as third party royalties that Licensee shall be entitled to deduct from royalties due UMBC in accordance with Article 3. Licensee shall reimburse UMBC for any reasonable, documented out of pocket expenses incurred in providing such assistance.

ARTICLE 8. REPRESENTATIONS

8.1 Representations by UMBC.

UMBC represents that, to the best of its knowledge, as of the Effective Date; (i) UMBC has good and marketable title to its interests in the inventions claimed in the Patent Rights with the exception of certain rights of the U.S. Government, if any, and (ii) UMBC has not received any notification, and does not possess any information reasonably indicating, that the Patent Rights are invalid or that the exercise by Licensee of the rights granted hereunder will infringe on any patent or other proprietary right of any third party.

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8.2 Exclusion of Warranties.

8.2.1 UMBC makes no representation or warranties;

(1)	As to any material, or information provided by UMBC in connection with this Agreement, nor does UMBC warrant that the foregoing are free of error or defect.
(2)	That any patent will issue on the Invention, or
(3)	To either defend any infringement charge by a third party or to institute action against infringers of Patent Rights.

8.2.2 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE INTELLECTUAL PROPERTY LICENSED HEREUNDER IS PROVIDED “AS IS.” UMBC MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF LICENSED PRODUCTS INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. UMBC MAKES NO REPRESENTATION AS TO THE VALIDITY OF THE PATENT RIGHTS OR THAT ANY PRACTICE UNDER THE PATENT RIGHTS SHALL BE FREE OF INFRINGEMENT OF ANOTHER PATENT OR OTHER PROPRIETARY RIGHT NOT GRANTED TO LICENSEE HEREUNDER. UMBC DISCLAIMS ALL WARRANTIES WITH REGARD TO PRODUCTS AND SERVICES LICENSED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, UMBC ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF UMBC AND INVENTORS, FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS’ AND EXPERTS’ FEES, AND COURT COSTS (EVEN IF UMBC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, OR SALE OF THE PRODUCT AND SERVICE LICENSED UNDER THIS AGREEMENT. LICENSEE, AFFILIATED COMPANIES AND SUBLICENSEES ASSUME ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT AND SERVICE MANUFACTURED, USED, OR SOLD BY LICENSEE, ITS SUBLICENSEES AND AFFILIATED COMPANIES WHICH IS A LICENSED PRODUCT AS DEFINED IN THIS AGREEMENT.

ARTICLE 9. INDEMNIFICATION AND LIABILITY

9.1 Indemnification.

9.1.1 Licensee agrees, and will require Sublicensee to agree to, indemnify, hold harmless and defend UMBC, The University System of Maryland, the State of Maryland, their present and former trustees, officers, Inventors, agents, faculty, employees and students, as applicable, against any and all claims, any judgments, fees, expenses, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action brought as a consequence of the practice of said inventions by any of the foregoing entities, whether or not UMBC or said Inventors, either jointly or severally, is named as a party defendant in any such lawsuit.

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9.1.2 The obligation of Licensee, Sublicensee, or Affiliated Company to defend, indemnify, and hold harmless, as set forth in this Article, shall survive the termination of this Agreement. This indemnification obligation shall include, without limiting the generality of the foregoing, reasonable attorney fees and other costs or expenses incurred by Indemnities in connection with the defense of any and all such claims, demands, actions, or causes of action.

9.1.3 Licensee is required to maintain in force at its sole cost and expense, with reputable insurance companies, general liability insurance and products liability insurance coverage in an amount reasonably sufficient to protect against liability.

9.2 Product Liability.

As of the Effective Date, Licensee will have procured and will maintain in full force and effect commercial general liability insurance policies with coverage amounts of no less than $1,000,000 per incident and $1,000,000 in annual aggregate. Prior to initial human testing or First Commercial Sale of any Licensed Product, as the case may be, in any particular country, Licensee shall establish and maintain, in each country in which Licensee, an Affiliated Company or a Sublicensee shall test or sell a Licensed Product, product liability or other appropriate insurance coverage appropriate to the risks involved in marketing Licensed Products; provided however, such insurance shall include coverage of at least five million dollars ($5,000,000) per incident. Upon UMBC’s request, Licensee will furnish UMBC with a Certificate of Insurance for each product liability insurance policy obtained. If such product liability insurance is underwritten on a ‘claims made’ basis, Licensee agrees that any change in underwriters during the term of this Agreement will require the purchase of ‘prior acts’ coverage to ensure that coverage will be continuous throughout the term of this Agreement.

ARTICLE 10. CONFIDENTIALITY

10.1 Agreement Terms.

10.1.1 If necessary, the parties will exchange information they consider to be confidential. The sender may mark Confidential Information, as CONFIDENTIAL, but such designation is not required. Confidential Information, includes but is not limited to information disclosed pertaining to the financial terms set forth in this Agreement, Technical and Patent related Information disclosed in any pending patent applications or any other information pertaining to the Patent Rights.

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10.1.2 The recipient of such information agrees to treat such information with the same degree of care as it treats its own Confidential Information, which shall be no less than reasonable, to employ all reasonable efforts to maintain the information secret and confidential, and not to disclose such information, without the express prior written consent of the sending party.

10.1.3 The recipient of such information agrees to accept the disclosure of said information which is marked as confidential at the time it is sent to the recipient, and to employ all reasonable efforts to maintain the information secret and confidential, such efforts to be no less than the degree of care employed by the recipient to preserve and safeguard its own confidential information. The information shall not be disclosed or revealed to anyone except employees of the recipient who have a need to know the information and who have an obligation to maintain confidential the proprietary information of the recipient. The recipient of the confidential information shall advise such employees of the confidential nature of the information, and the information shall be treated accordingly.

10.1.4 Notwithstanding any other provisions of this Agreement, disclosure by a recipient party of the other party’s Confidential Information shall not be precluded if such disclosure is in response to a subpoena or other court order. In such case, disclosing party shall make reasonable provisions for the protection of confidential information and give notice to the other party to permit it to seek a protective order or grant confidentiality.

10.2 Limits on Confidential Information.

Confidential information under this Agreement shall not include information which:

(i)	Is in the public domain or publicly known prior to the date of the disclosure; or
(ii)	Recipient can demonstrate through documentation to have been within recipients’ legitimate possession prior to the time of disclosure of such Information to recipient by discloser; or
(iii)	Is disclosed to recipient by a third party having legitimate possession of the information and the unrestricted right to make such disclosure, as evidenced by written documentation; or
(iv)	Becomes publicly known not due to any unauthorized act by the recipient.

The obligations of this Paragraph shall extend until five (5) years after the date of disclosure of the Confidential Information, and apply to Affiliated Companies and Sublicensee(s).

10.3 Right to Publish.

UMBC may publish manuscripts, abstracts or the like describing the Patent Rights and inventions contained therein provided confidential information of Licensee as defined in Article 10.1.1, is not included or without the express prior written consent of Licensee to include such confidential information. Otherwise, UMBC and the Inventors shall be free to publish manuscripts and abstracts or the like directed to the research related to the Patent Rights without Licensee’s prior approval.

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ARTICLE 11. TERM AND TERMINATION

11.1 Term.

The term of this Agreement shall commence on the Effective Date and shall continue, in each country, until the date of the expiration of the last to expire Valid Claim included in the Patent Rights or covering a particular Licensed Product in a particular country.

11.2 Termination by UMBC.

11.2.1 At any time after two (2) years from the Effective Date, if Licensee, either directly or through its Affiliate(s) or Sublicensee(s) fails to show it has initiated and actively pursued the development and commercialization of Licensed Product as specified in Exhibit B then UMBC shall have the right and option to either terminate this Agreement or convert Licensee’s exclusive license to a nonexclusive license.

11.2.2 A material breach by Licensee of this Agreement includes Licensee’s failure:

(i)	To deliver to UMBC any payment at the time or times that such payment is due to UMBC under this Agreement;
(ii)	To provide Royalty Reports and Progress Reports as set forth in Article 4;
(iii)	To meet or achieve performance milestones as set forth in Exhibit B; and,
(iv)	In the event it executes a Sublicense, to execute a Sublicense that comports with terms and conditions outlined in Article 2.2.

11.3 Termination by Licensee.

Notwithstanding termination pursuant to Article 11.4, Licensee may terminate this Agreement and the license granted herein, for any reason, upon giving UMBC sixty (60) days written notice.

11.4 Breach of Agreement.

Notwithstanding the provisions of any other paragraph of this Agreement to the contrary, if either party fails to perform or otherwise breaches any of its obligations hereunder, and fails to cure any such breach within sixty (60) days of receipt of written notice from terminating party describing such breach, then terminating party has the right to terminate the Agreement.

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11.5 Obligations and Duties upon Termination.

If this Agreement is terminated, both parties shall be released from all obligations and duties imposed or assumed hereunder to the extent so terminated, except as expressly provided to the contrary in this Agreement. Upon termination, both parties shall cease any further use of the Confidential Information disclosed to the receiving party by the other party. Termination of this Agreement, for whatever reason, shall not affect the obligation of either party to make any payments for which it is liable prior to or upon such termination. Termination shall not relieve Licensee of its obligation to pay any royalty or other fees or costs due to UMBC at the time of termination. Upon termination Licensee shall submit a final royalty report to UMBC and any royalty payments and unreimbursed patent expenses due UMBC shall become immediately due and payable. Furthermore, upon termination of this Agreement, all rights in and to the Patent Rights shall revert immediately to UMBC at no cost to UMBC. Upon termination of this Agreement, each Sublicensee, if any, shall be granted the opportunity to become a direct Licensee of UMBC under terms mutually acceptable to UMBC and the Sublicensee. In the event of the Termination of this Agreement, Licensee shall provide written notice of such termination, notice of the termination of any sublicense agreement, and notice of the Sublicense’s right to negotiate a license directly with UMBC to each Sublicensee with a copy of such notice provided to UMBC.

ARTICLE 12. MISCELLANEOUS

12.1 Use of Name.

Licensee shall not use the name of UMBC or The University System of Maryland or any of its constituent parts, or any contraction thereof or the name of the Inventors in any advertising, promotional, sales literature or fundraising documents without prior written notice to UMBC. Licensee shall allow at least seven (7) business days notice of any proposed public disclosure for UMBC’s review and comment. Licensee agrees that UMBC may disclose the name of Licensee in publications. Licensee and UMBC agree that they will jointly make an announcement about the existence of this Agreement.

12.2 No Partnership.

Nothing in this Agreement shall be construed to create any agency, employment, partnership, joint venture or similar relationship between the parties other than that of a licensor/licensee. Neither party shall have any right or authority whatsoever to incur any liability or obligation (express or implied) or otherwise act in any manner in the name or on the behalf of the other, or to make any promise, warranty or representation binding on the other.

12.3 Notice of claim.

Each party shall give the other or its representative immediate notice of any suit or action filed, or prompt notice of any claim made, against them arising out of the performance of this Agreement.

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12.4 Governing Law. This Agreement shall be construed, and legal relations between the parties hereto shall be determined, in accordance with the laws of the State of Maryland applicable to contracts solely executed and wholly to be performed within the State of Maryland without giving effect to the principles of conflicts of laws. Any disputes between the parties to the Agreement shall be brought in the state or federal courts of Maryland.

12.5 Notice. All notices or communication required or permitted to be given by either party hereunder shall be deemed sufficiently given if mailed by registered mail or certified mail or sent by overnight courier, such as Federal Express, to the other party at its respective address set forth below or to such other address as one party shall give notice of to the other from time to time hereunder. Mailed notices shall be deemed received on the third business day following the date of mailing. Notices sent by overnight courier shall be deemed received the following business day. Notices may be sent by facsimile provided that any notice sent by facsimile is confirmed by registered mail or certified mail or sent by overnight courier. Notices received by facsimile shall be deemed received on the day either party receives such a facsimile at the number listed below.

If to Licensee:	BriaCell Therapeutics Corp.
2929 Arch Street, 3rd Floor
Philadelphia, PA 19104
ATTN: William V. Williams, M.D.
Email: williams@briacell.com

If to UMBC:	Director, Office of Technology Development
University of Maryland, Baltimore County
1000 Hilltop Circle
Engineering bldg. Room 329
Baltimore, MD 21228
ATTN: Wendy Martin
Email: wmartin@umbc.edu
410-455-3658

12.6 Successors and Assigns. Neither this Agreement nor any of the rights or obligations created herein, except for the right to receive any remuneration hereunder, may be assigned by either party, in whole or in part, without the prior written consent of the other party, except that either party shall be free to assign this Agreement in connection with any sale of substantially all of its assets without the consent of the other. Any such assignment by Licensee shall be subject to UMBC approval, which approval shall not be unreasonably withheld. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the parties hereto. Any attempt to assign this Agreement other than as expressly permitted by this Article shall render the attempted assignment null and void.

12.7 Entire Agreement; Amendment. Licensee and UMBC acknowledge that they have read this entire Agreement and that this Agreement, including the attached Exhibits constitutes the entire understanding and contract between the parties hereto and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which communications are merged herein. It is expressly understood and agreed that (i) there being no expectations to the contrary between the parties hereto, no usage of trade, verbal agreement or another regular practice or method dealing within any industry or between the parties hereto shall be used to modify, interpret, supplement or alter in any manner the express terms of this Agreement; and (ii) this Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by both of the parties hereto.

12.8 Force Majeure. If either party fails to fulfill its obligations hereunder (other than an obligation for the payment of money), when such failure is due to an act of God, or other circumstances beyond its reasonable control, including but not limited to fire, flood, civil commotion, riot, war (declared and undeclared), revolution, or embargoes, then said failure shall be excused for the duration of such event and for such a time thereafter as is reasonable to enable the parties to resume performance under this Agreement.

12.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall be deemed but one instrument

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date the last party hereto has executed this Agreement.

UNIVERSITY OF MARYLAND, BALTIMORE COUNTY		BriaCell Therapeutics Corp.

By:	/s/ Wendy Martin	By:	/s/ William V. Williams, M.D.

Wendy Martin		William V. Williams, M.D.
Director, Office of Technology Development		President and CEO

Date:	August 1, 2022	Date:	July 28, 2022

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Exhibit A

Patent Rights

Invention Number	Invention Title	Intellectual Property Numbers	Inventor(s)
2649SR	Soluble CD80 as a Therapeutic to Reverse Immune Suppression in Cancer Patients	US 13/660,037 issued as US 8,956,619 US 14/617,090 issued as US 9,650,429 US 15/492,535 issued as US 10,377,810	Suzanne Ostrand- Rosenberg

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Exhibit B

Milestones

Milestone	Deadline
Submit an IND to FDA (or foreign equivalent) for a Licensed Product	3 years after the Effective Date
Dosing of first patient in a Phase 1 Clinical Trial of a Licensed Product	4 years after the Effective Date
Obtain regulatory approval for marketing a Licensed Product anywhere in the world	12 years after the Effective Date
Achieve First Commercial Sale of a Licensed Product	13 years after the Effective Date

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Exhibit C

Business Plan Synopsis

BriaCell Therapeutics Corp.

2929 Arch Street, 3rd Floor

Philadelphia, PA 19104

Incorporated in Delaware

Incorporated as of January 7, 2022

Management Team:

William V. Williams, MD, FRCP

President and CEO

Gadi Levin, CA, MBA

CFO and Corporate Secretary

Giuseppe Del Priore, MD, MPH

Chief Medical Officer

Miguel A. Lopez-Lago, PhD

Chief Scientific Officer

Business Description & Opportunity:

BriaCell is a clinical-stage biotechnology company specializing in targeted immunotherapies for cancer. We are developing novel cellular immunotherapies for cancer in combination with immune checkpoint inhibitors. We currently have an ongoing phase I/II study in advanced breast cancer with our lead candidate Bria-IMT™ in combination with retifanlimab, Incyte Corporations PD-1 inhibitor. We have seen remarkable responses in predictable subsets of patients in spite of them having been very heavily pretreated with prior therapies. Or observations with Bria-IMT™ have led to the development of a platform technology whereby we can personalize our immunotherapy cell lines 4 patients tailoring them to the patient’s HLA type and thereby enhancing clinical benefit. These immunotherapy cell lines are pre-manufactured and therefore off the shelf even though they are personalized to the individual patient. In addition to breast cancer we are developing immunotherapy cell lines for prostate cancer lung cancer and Melanoma and hope to extend to other cancer types in the future.

BriaCell is very interested in licensing the soluble CD80 immunotherapy from the University of Maryland. Our plan would be to complete preclinical toxicology and pharmacokinetic testing on the soluble CD80 construct over the next year and a half at a cost of approximately $1.5 million. We would then submit an IND and begin a phase I/II study in patients with advanced cancer. This initially would be a monotherapy study but later could combine with other agents. Our plan would be to develop the soluble CD80 in combination with our cellular immunotherapies but also in combination with other therapies for patients with cancer. Our focus at BriaCell is to establish proof of concept partnered with larger pharmaceutical companies for registration and approval and marketing for our products. However, we also have the capability to take products through to full approval and marketing. This would require additional capital raise efforts by Briacell which are within our capabilities.

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The value proposition would be to market our therapies in patients with cancer in collaboration with a large pharmaceutical company. The market size will depend on the specific indication and the competitive landscape at that time. However, with reasonably good efficacy and safety data we anticipate market size is in excess of a billion dollars a year in peak sales.

Major Risks: (technical, regulatory, competition, contingency plans if something occurs)

Major technical risks for the soluble CD80 drug candidate include safety and efficacy. CD80 binds to CD28 and activates T cells in addition to its activity as an immune checkpoint inhibitor. Prior clinical trials with other molecules that bind to CD28 resulted in cytokine storm which has been life-threatening. We are performing certain in vitro experiments to obviate this risk, but it remains a risk. There is also a risk that sufficient to see will not be achieved with this molecule. In terms of efficacy, Dr. Ostrand-Rosenberg has performed a number of animal model studies that look very promising. However, these may or may not directly translate into the human situation.

Major regulatory milestones would include a successful pre-IND meeting with the FDA during 2023, successful filing of an IND in early 2024, achievement of fast track status in 2024, a successful end of phase two meeting with approval of a pivotal study design in 2025, and of course successful submission and approval of a biological licensing application likely in 2027-2028.

In terms of competition, Alpine Biosciences (https://www.alpineimmunesciences.com/) is developing Davoceticept, a variant CD80 extracellular domain, engineered by directed evolution to bind PD-L1 as well as CD28 and CTLA-4. They showed very promising results at the AACR 2022 meeting. 11 (23%) of 48 evaluable participants demonstrated tumor volume reduction; 26 (54%) achieved clinical benefit as defined as a best response of stable disease or better; Three (6%) remained on treatment beyond 6 months. Two partial responses were observed in colorectal and renal cell carcinoma. While this represents a challenge, it also represents an opportunity as there is some prior validation of this similar technology. Note that immune checkpoint inhibitors are approved in dozens of different types of cancer and in different settings. We feel there will be plenty of room in the soluble CD80 landscape for different products.

Financing:

Briacell has publicly traded on the NASDAQ and has thousands of investors. We have $44.5 million in cash as of our most recent financial statements. This is sufficient to complete the preclinical Ind enabling studies for soluble CD 80. It is also enough to initiate a phase one study in 2023. We may be able to obtain additional capital through licensing and or collaborative opportunities with some of our current cellular immunotherapy. This may be sufficient to continue development of soluble CD80 through proof of concept and beyond. We also have the ability to raise additional capital and have relationships with various investment banks to help us secure the funding needed.

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Exhibit D

Past Patent Costs

UMBC IP Ref. No.	Patent Serial No	Invoice Dates	Invoice Amounts
2649SR	US 13/660,037	Through the Effective Date	$32,449.30
	USPN 8,956,619
	US 14/617,090
	USPN 9,650,429
	US 15/492,535
	USPN 10,377,810

		Subtotal	$32,449.30
		MII grant	$(10,000)
		Total Past Patent Costs Owed	$22,449.30

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